UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARCONIC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Colleagues,

Today, we published a press release detailing the Board’s extensive efforts to resolve the proxy contest. The Board has tried in good faith to reach a settlement with Elliott. Twice both parties reached agreement on proposed terms and both times Elliott reneged, repeatedly demanding an ever-expanding litany of settlement terms.

Elliott’s behavior confirms Elliott is looking for a degree of control and micro-management over Arconic, and critical Board functions and process, far in excess of what we believe is appropriate for a shareholder with a 13.2% stake in our common stock.

Below are the key points of today’s release.

Arconic’s Extensive Efforts to Resolve Proxy Contest: 4 Things to Know

1.	The Board has spent an extensive amount of time trying to reach a settlement with Elliott in good faith and have demonstrated our willingness to compromise. We reached agreement on proposed terms twice. Both times, Elliott reneged, repeatedly demanding an ever-expanding litany of settlement terms.

2.	Elliott’s behavior—demanding an Operations Committee with two of three members designated by Elliott, and designating three of five members of the CEO Search Committee—confirms Elliott is looking for a degree of control and micro-management over Arconic, and critical Board functions and process, far in excess of what we believe is appropriate for a shareholder with a 13.2% stake in our common stock.

3.	The Board would prefer to resolve the proxy contest and move forward with selecting a world-class CEO. We remain willing to put two of Elliott’s nominees on our slate, in addition to the three directors nominated by Elliott who joined the Board last February.

4.	Arconic will amend its proxy materials and the WHITE proxy card to reflect its revised slate of director nominees at a later date. Shareholders who previously voted on a WHITE proxy card and do not submit a new card will have their prior votes cast for the Board’s nominees other than Mr. Kleinfeld, whose nomination has been withdrawn, subject to any prior instructions the shareholder provided. Arconic postponed its 2017 Annual Meeting of Shareholders from May 16, 2017 to a date toward the end of May 2017, to be announced.